ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Corporations
(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1.	Name of corporation:
Wishart Enterprises Ltd.

2.	The articles have been amended as follows (provide article numbers, if available):
ARTICLE I NAME The name of the corporation shall be Vendum Batteries Inc. (hereinafter, the "Corporation").

3.
The vote by which the stockholders holding shares in the corporationentitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

majority

4.	Effective date of filing (optional):

5.	Signatures (required)

X /s/ Fraser Cottington
Signature